EXHIBIT 10.1
Amendment to Employment Agreement
This Amendment to Employment Agreement (“Amendment”) is entered into by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and Darren M. Rebelez (“Executive”), as of this 5th day of December, 2024.
WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of July 25, 2022 (the “Original Agreement”), providing for the terms of Executive’s employment by the Company as its President and Chief Executive Officer; and
WHEREAS, the Company and Executive have agreed to continue the term of employment beyond the date specified in the Original Agreement and to amend the Original Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendment to Section 2. The second sentence of Section 2 of the Original Agreement, entitled “Term”, is hereby amended and restated as follows:
“Subject to the terms of this Agreement (including any earlier termination in accordance with this Agreement), Executive’s term of employment shall extend for one three-year period, beginning on June 24, 2025 and concluding three years thereafter and shall automatically renew for subsequent one-year periods unless either Party provides written notice of intent not to extend the Term of this Agreement by January 1, 2028; provided, however, that if either Party provides such notice or, if the Company terminates the Agreement without Cause on or after June 24, 2027, the Company will engage Executive, and Executive agrees to serve, in a transition role as an employee of or consultant to the Company for a minimum of one year in order to ensure a successful transition to a new Chief Executive Officer. For the avoidance of doubt, Executive’s transition to, and service in, such transition role shall constitute “continued employment” for purposes of vesting under any equity compensation program in which Executive participates.”
Section 2. Amendment to Section 3. As of the 2026 fiscal year, the defined term (i) “Base Salary” shall be redefined as “an annual rate of One Million Three-Hundred and Fifty Thousand Dollars ($1,350,000)” and (ii) “Annual LTI Award” shall be redefined as “an annual equity award with a target grant date value equal to Nine Million Two-Hundred and Seventy-Five Thousand Dollars ($9,275,000) in respect of each fiscal year of the Company.”
Section 3. Amendment to Section 4. Section 4 of the Original Agreement, entitled “Employee Benefits”, is hereby amended to include the following as a new Section 4.3:
“4.3    Company Air Travel Allowance. With effect as of the date of the Amendment, for each Company fiscal year during the Term, Executive shall be permitted to use, for personal purposes, the Company’s airplanes and pilot(s) for up to 50 hours of flight time per year subject to the Company’s policies regarding airplane usage requirements as may be applicable and in effect from time to time.”
Section 3. Ratification. All other provisions of the Original Agreement are hereby ratified, confirmed and accepted and shall continue in full force and effect. Section 10 of the Original Agreement shall apply mutatis mutandis to this Amendment.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
CASEY’S GENERAL STORES, INC.
ATTEST:

By: /s/ Scott Faber	By: /s/ Judy Schmeling
Scott Faber Corporate Secretary	Judy Schmeling Lead Independent Director

By: /s/ Darren M. Rebelez
Darren M. Rebelez President and Chief Executive Officer

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